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      Exhibit 5.0        Opinion of Muldoon Murphy & Faucette LLP





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                                   May 24, 2001



Board of Directors
Northeast Pennsylvania Financial Corp.
12 E. Broad Street
Hazleton, Pennsylvania  18201

         Re: Northeast Pennsylvania Financial Corp. 2000 Stock Option Plan Security of Pennsylvania Financial Corp. 1999 Stock-Based Incentive Plan (as assumed by Northeast Pennsylvania Financial Corp.)

Gentlemen:

      We have been requested by Northeast Pennsylvania Financial Corp. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 173,624 shares of the Company's common stock, $.01 par value, to be issued under the Northeast Pennsylvania Financial Corp. 2000 Stock Option Plan (the "Northeast Option Plan"), as well as 32,808 shares of the Company's common stock, $.01 par value, that may be issued under the Security of Pennsylvania Financial Corp. 1999 Stock-Based Incentive Plan, as assumed by the Company ("Security Incentive Plan") (collectively, the "Shares"). The Northeast Option Plan was approved by the stockholders of the Company on January 26, 2000. In connection with the merger of Security of Pennsylvania Financial Corp. ("Security") with and into the Company effective November 10, 2000, the Company succeeded to and assumed the obligations of Security under the Security Incentive Plan, and the shares of Security Common Stock to be issued under the Security Incentive Plan have been converted into shares of the Company's common stock, in accordance with the exchange ratio set forth in the agreement governing the Merger.

      We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, First Federal Bank.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares have been duly authorized, and upon payment for and issuance of the Shares described in the Northeast Option Plan, the Security Incentive Plan and the outstanding option agreements, will be legally issued, fully paid and nonassessable.




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Board of Directors
May 24, 2001
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      The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Company's common stock:

      (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of subsection C.7 of Article EIGHTH authorizing the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

                                    Very truly yours,



                                    /s/ MULDOON MURPHY & FAUCETTE LLP
                                    ---------------------------------
                                    MULDOON MURPHY & FAUCETTE LLP